Colmena Corp.
                       Administrative & Executive Offices
                               101 SW 11th Avenue
                            Boca Raton, Florida 33486
                                 (561) 392-6010
                               joffe@bellsouth.net


June 10, 2004

Mr. L. Joshua Eikov, CEO NetWorth Systems Inc. 6499 NW 9th Avenue
Suite 304
Fort Lauderdale, FL 33309

         Re:      Potential Reorganization with Colmena Corp.

Dear Mr. Eikov:

         This letter of intent confirms the status of negotiations concerning a proposed transaction between Colmena Corp., a Delaware corporation with a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended ("Colmena" and the "Exchange Act," respectively), and NetWorth Systems Inc. ("NetWorth"), a corporation organized and operating under the laws of the State of Florida.

         You have advised us that NetWorth is engaged in the business of providing IT management and auditing services, as more fully described at its website, www.networthco.com, and has plans to materially expand through sales and marketing development, contractual opportunities with potential channel partners including federal, state and local governments, and potential acquisitions.

         If the following comports with your understanding of the proposed transaction, please sign a copy of this letter and return it to us by facsimile transmission followed by hard copy, whereupon this letter will constitute a binding agreement by each of the undersigned to use our best efforts to effect the contemplated transaction at the earliest practicable time, subject to due diligence review and good faith negotiations by our respective representatives. It will also constitute a direction by the undersigned, on behalf of their organizations, to Kevin W. Dornan, Esquire, as legal counsel to Colmena ("Mr. Dornan"), and legal counsel designated by NetWorth and its securities holders to immediately commence preparation of required documentation, including, without limitation, an acquisition agreement (the "Acquisition Agreement") and employment or consulting agreements for all NetWorth executive officers who do not currently have such agreements and who are deemed essential by Colmena (generically hereinafter referred to as the "Employment Agreements"). Any professional fees incurred by a party shall be the sole responsibility of that party.


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         It is anticipated that Mr. Dornan will prepare the initial drafts of the Acquisition Agreement and the Employment Agreements and that legal counsel designated by NetWorth and the NetWorth securities holders will review them and propose required modifications, if any (the foregoing agreements, all exhibits required therefor and all instruments, certificates, resolutions, opinions, etc. called for thereby being hereinafter collectively referred to as the "Agreements" or generically as an "Agreement").

         Upon presentation of drafts of the Agreements, NetWorth will review them with its legal counsel and other advisors, whereupon we will all use our best efforts to promptly negotiate acceptable revisions thereto, provided that, with reference to any comments on the Agreements, the commenting party must propose specifically worded alternatives which, if accepted by the other party, will constitute the Agreement or Agreements to be used for purposes of the proposed transaction, subject to satisfactory due diligence reviews.

         As a condition precedent to closing, NetWorth agrees to provide Colmena with completed independent audits of its financial statements for the fiscal year ended December 30, 2003, and with reviewed quarterly financial statements for all quarters ended during the interim between January 1, 2004 and the closing on the proposed acquisition (collectively hereinafter referred to as the "Audits"). All such financial statements will comply with the audit requirements of Regulation SB promulgated by the United States Securities and Exchange Commission (the "Commission"). The parties further agree to use their best efforts to complete the related due diligence review in time to permit them to sign the Acquisition Agreement on or about July 15, 2004, with closing to take place as soon after August 1, 2004 as is practicable, and as specified in the Acquisition Agreement, provided further that closing must take place no later than September 30, 2004 or said agreement will be null and void.

         As a further condition precedent to closing, Colemena will secure a written agreement from the Tucker Family Spendthrift Trust and the Calvo Family Spendthrift Trust, which will provide in part that despite each trust's status as a non-affiliate, for a period of two years following closing, each trust agrees to be governed by the volume limitations of Rule 144 as applicable for affiliates of an issuer, provided that within 120 days of closing, NetWorth raises at least $1,000,000 in capital at a price of at least $0.05 per share.

         A party may withdraw from this Letter Agreement if due diligence reveals the inaccuracy of any material representations, or if NetWorth is unable to comply with the requirements of Regulation SB and the parties are unable, after reasonable efforts, to obtain Commission consent to an exemption from such requirements for all purposes pertaining to Colmena's reporting obligations under the Exchange Act.



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OUTLINE OF PROPOSED TRANSACTIONS

1. A. NetWorth Systems Inc. and its affiliates will consolidate all current related business enterprises permitting consolidation of their financial statements pursuant to generally accepted accounting principles, consistently applied ("GAAP"), the resulting consolidated entity being hereinafter referred to as "NetWorth Systems Group."

         B. At closing, NetWorth Systems Group will have no related party loans and its aggregate liabilities will not exceed $300,000.

         C. At closing, Colmena's aggregate liabilities will not exceed $12,500

2. NetWorth Systems Inc. has represented to Colmena (subject to current review by the accountants for NetWorth) that during the period from March 1, 2003 until December 31, 2003, on a pro forma, accrued basis in accordance with GAAP, NetWorth Systems Group's:

         A. Gross revenues were: $1,027,147.86

         B. Total expenses were: $1,008,132.12

         C. Net, pre-tax profits were:               $ 19,015.74

         D. Total assets were: $383,291.50

         E. Liabilities were: $373,807.63

         F. Net, tangible assets were                $   9,483.87

(the foregoing being collectively hereinafter referred to as the "Networth Systems Group Predicates," which must be accurate within 10% of the figures in the audited financial statements or appropriate pro rata adjustments will be made in the consideration to be tendered at closing) As a condition precedent to closing, Colmena will be provided with the audited financial statements

3. The proposed acquisition is subject to the condition precedent that all material executive officers and directors for NetWorth will have entered into Employment Agreements with NetWorth Systems Group, on terms satisfactory to Colmena.

4. The following proposals assume that at closing on the proposed reorganization, Colmena will have approximately 50,000,000 shares common stock, $0.01 par value per share, issued and outstanding. Any material difference in these assumptions will result in a corresponding adjustment to the proposal so that the relative percentages remain the same.



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         A. Subject to the foregoing, Colmena will acquire all of the securities
(both common and preferred stock) of NetWorth in a transaction that will be structured as a tax-free exchange. The NetWorth shareholders will at closing be issued 75,000,000 shares of Colmena common stock, which will represent approximately 60% of the issued and outstanding shares of Colmena at that time, with additional shares of Colmena common stock reserved for issuance pursuant to the provisions in subsection B immediately below.

         B. At the end of the fiscal year ending on September 30, 2005, if NetWorth Systems Group achieves net, pre-tax profits of at least $250,000, Colmena will issue additional shares of common stock so as to give NetWorth a total of 80% of the issued and outstanding shares of Colmena's common stock at that time. If NetWorth fails to meet 100% of the specified profit projection at that time, the number of additional shares to be issued will be adjusted in direct proportion to the percentage of net, pre-tax profit actually achieved, provided, however, that if NetWorth fails to achieve at least $125,000 in net, pre-tax profits at that time, it will not receive any additional shares of Colmena common stock.

         C. The securities will be issued without registration under federal or state securities laws in reliance on available exemptions from registration requirements provided under Sections 3(b), 4(1), 4(2) or 4(6) of the Securities Act of 1933, as amended (the "Securities Act") or regulations promulgated thereunder (e.g., Regulation D), and under comparable state law exemptions in the jurisdictions where the subscribers reside.

5. A. Colmena will, at closing, have 650,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.001 par value authorized.

         B. Of the 10,000,000 shares of preferred stock, $0.001 par value authorized, 8,000,000 will have no current attributes, any attributes to be designated by the Colmena board of directors prior to issuance, and approximately 2,000,000 shares will have been designated as Class A, non- voting convertible preferred stock.

6. A. Mr. Eikov and other people associated with NetWorth Systems Group (for purposes of this letter of intent, such persons being collectively and generically hereinafter referred to as the "NetWorth Systems Parties") hereby agree that the terms of the proposed transaction will be kept confidential during the pendency of the negotiations called for hereby.

         B. Notwithstanding the foregoing, the NetWorth Systems Parties will comply with their obligations to publicly disseminate information concerning this Agreement in filings with the Commission, in form and substance reasonably approved by Colmena and the NetWorth Systems Parties.

         C. (1) In conjunction with the foregoing, the NetWorth Systems Parties have been and will be provided with information concerning Colmena that constitutes material inside information, as defined for purposes of Sections 20A and 21A of the Exchange Act ("Inside Information").



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                  (2) Such Inside Information was or will be provided in
conjunction with pending negotiations and pursuant to Colmena's obligations under the Securities Act and the Exchange Act to provide full and complete disclosure.

                  (3) Such Inside Information may not be disclosed to anyone other than pursuant to compulsory legal process or with the prior written consent of Colmena, until after such information has been publicly disseminated.

                  (4) The NetWorth Systems Parties acknowledge that improper disclosure of such Inside Information constitutes a violation of the civil and criminal provisions of Sections 20A and 21A of the Exchange Act

               (5) The NetWorth Systems Parties further acknowledge that during the pendency of negotiations, no one who is made privy to such Inside Information should engage in any transactions involving publicly traded Colmena securities.

               (6) The NetWorth Systems Parties also understand that this letter of intent will be filed with the Commission, and that the information contained herein is based, in part, on information provided by NetWorth Systems Parties to Colmena.

7. The parties further agree that prior to closing and as part of the due diligence process:

         A. They will provide each other with complete copies of each other's articles of incorporation, by-laws and corporate minutes; of each other's current list of shareholders, showing the amount of shares owned by each shareholder; and a list of their current officers and directors showing any shares or options owned.

         B. Colmena will provide NetWorth with a list of any market makers in Colmena stock, and with a listing and related information concerning all "restricted and free trading stock" held.

         C. Each party's ongoing business activities (including but not limited to existing contractual obligations, employment contracts and employment-related benefits, independent contractor agreements, and leases) are subject to review and approval by the other party.

         We mutually understand, of course, that this letter constitutes a binding agreement with respect to the transaction contemplated herein only to the extent set forth in this letter, including all provisions in Paragraph 6 and the three sub-paragraphs within Paragraph 7. Other than as set forth herein, each of us will only be bound by the Acquisition Agreement and the other transaction agreements and documents concluded at closing containing terms and conditions mutually satisfactory to both of us.

         Please indicate your concurrence with the foregoing by signing a copy of this letter in the space indicated, and thereafter transmitting such executed copy in the manner heretofore described.

Very truly yours,

COLMENA CORP.



Anthony Q. Joffe
President


The foregoing is hereby accepted, as of the date first above written


NetWorth Systems Inc. and its Securities Holders


By:
L. Joshua Eikov, CEO and authorized representative for all of the securities holders of NetWorth Systems Inc.



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